Law Office of

AZUKA L. UZOH

December 4, 2018

Re:   Qualification Statement for Cannabinoid Biosciences, Inc on Form 1-A

To whom it may concern:

I have been retained by Cannabinoid Biosciences, Inc. (the "Company"), in connection with the Qualification Statement (the "Qualification Statement") on Form 1-A, relating to the offering of 5 million share of its Common Stocks to be sold. You have requested that I render my opinion as to whether or not the securities proposed to be issued on terms set forth in the Qualification Statement will be validly issued, fully paid, and non-assessable. The purchasers of the securities will have no obligation to make payments to the Company other than the price for the securities. Purchasers will not have any obligations to creditors of the Company due to the purchasers’ ownership of the shares.

In connection with the request, I have examined the following:

1.	Articles of Incorporation of the Company;
2.	By-Laws; and
3.	The Qualification Statement

I have examined such other corporate records and documents and have made such other examinations, as I have deemed relevant.

Based on the above examination, I am of the opinion that the securities of the Company to be issued pursuant to the Qualification Statement are validly authorized and will be validly issued, fully paid and non-assessable.

I hereby consent to the filing of this opinion as an exhibit and to the Qualification Statement and to the reference to our firm under “Experts” in the related Prospectus. In giving the foregoing consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Securities and Exchange Commission.

Sincerely,

                                                                         Very truly yours,

12/4/2018

                                                                                                                   /S/AZUKA L. UZOH, ESQ

                                                                                                             LAW OFFICE OF AZUKA L. UZOH

cc: FI

1930 Wilshire Blvd., Suite 1216, Los Angeles, California 90057

Phone: (213) 483-4020 Fax: (213) 483-4037